Exhibit 4.75

Termination Agreement of Current Control Contracts

This Termination Agreement of Current Control Contracts (this “Agreement”) is made as of June 28, 2018 in Beijing, the People’s Republic of China (the “PRC,” for purposes of this Agreement excluding Hong Kong, Macau and Taiwan) by and among:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd., a wholly foreign owned enterprise duly formed and validly existing under the PRC laws, with its registered address at 3/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party B: Beijing Perusal Technology Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at A2 2/F, Building 17, Zhongguancun Software Park, 8 Dong Bei Wang West Road, Haidian District, Beijing;

Party C: Zhixiang Liang, a PRC citizen, ID No.     ; and

 Xiaodong Wang, a PRC citizen, ID No.    ;

And

Party D: Baidu Inc., a company duly formed and validly existing under the laws of the Cayman Islands, with its registered address at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

In this Agreement, each of the Parties above are collectively referred to as the “Parties,” individually as a “Party,” and mutually as “Other Parties.”

WHEREAS:

(1)	Each of the Parties has signed the documents listed in Exhibit 1 attached hereto (collectively the “Current Control Documents”) prior to the date hereof; and

(2)	Pursuant to the terms and subject to the conditions herein, each of the Parties agrees to terminate all of the Current Control Documents.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Termination of Current Control Documents

1.1	Each of the Parties hereby irrevocably agrees and acknowledges that all of the Current Control Documents shall terminate and cease to have any effect as of the date hereof.

1.2

As of the date hereof, each of the Parties shall have no right under all and/or any of the Current Control Documents, or be required to fulfill any obligation thereunder; provided, however, that (i) any rights exercised and obligations fulfilled by each of the Parties on reliance of the Current Control Documents shall remain valid, no Party is required to return any payment, income or interest of any kind received by it or in its actual possession on reliance of the Current Control Documents, and any amount which has become due and payable among Party A, Party B and Party C shall be paid accordingly; notwithstanding the foregoing, Xiaodong Wang shall return to Party A an    amount of RMB 159,844 equal to the entire principal and interest accrued thereupon under the Loan Agreement listed in Exhibit 1 pursuant to the same Loan Agreement; and (ii) Party A, Party B and Party C shall make application with the competent industrial and commercial authority having jurisdiction over Party B within [30] business days as of the date hereof to cancel the registered pledge of the equity interests in Party B made by Xiaodong Wang in favor of Party A under the Current Control Documents.

1.3

Unless otherwise provided in Section 1.2 above, each of the Parties hereby irrevocably and unconditionally waives any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature it had, has or may have against the Other Parties directly or indirectly in connection with or arising from all and/or any of the Current Control Documents.

1.4

Without prejudice to the generality of Sections 1.2 and 1.3 above, as of the date hereof, each of the Parties hereby waives any commitment, debt, claim, demand, obligation and liability of any kind or nature that such Party or any of its successors, heirs, assigns or estate executors had, has or may have against the Other Parties and their respective current and past directors, officers, employees, counsels and agents, affiliates of the forgoing persons and the respective successors and assigns of each of the foregoing, in connection with or arising from the Current Control Documents, including claims and cause of action at law or equity, whether initiated or not, absolute or contingent, known or unknown.

2.	Representations and Warranties

2.1	Mutual Representations and Warranties. Each of the Parties represents and warrants to the Other Parties that:

(1) it has full legal rights, powers and authorities to execute this Agreement and all contracts and documents referenced herein to which it is a party, and execution of this Agreement represents expression of its genuine intent;

(2) none of its execution and performance of this Agreement will constitute breach of any organizational document to which it is a party or by which it is bound, any agreement executed or permit obtained by it, or result in its breach of or requirement for it to obtain any judgment, ruling, order or consent issued by a court, government authority or regulatory body; and

(3) it has obtained all consents, approvals and authorizations necessary for its valid execution of this Agreement, all contracts and documents referenced herein to which it is a party, and for its compliance with and performance of its obligations hereunder and thereunder.

3.	Covenants

3.1

In order to duly terminate the rights and obligations under the Current Control Documents, each Party shall execute all documents and take all actions that are necessary or advisable, provide active support for the Other Parties in obtaining relevant government approvals and/or registration documents and effecting relevant termination procedures.

4.	Termination

4.1	Except for the circumstances expressly provided herein, the Parties agree to terminate this Agreement:

(1) by all of the Parties through negotiation, and all expenses and losses incurred therefrom shall be borne respectively by the incurring Party; or

(2) by the non-defaulting Party if the intent of this Agreement is incapable of fulfilment due to a Party’s breach of its obligations hereunder.

5.	Breach Liabilities and Indemnification

5.1	Any Party shall be deemed in breach of this Agreement if it breaches or fails to perform any of its representations, warranties, covenants, obligations and liabilities set forth herein.

5.2

Unless otherwise expressly agreed herein, any Party in breach of this Agreement shall indemnify the non-defaulting Party for any cost, liability or any loss (including without limitation any interest accrued therefrom and legal fees) incurred by the non-defaulting Party. The total amount of indemnity payable by the defaulting Party to the non-defaulting Party shall be the loss arising from such breach.

6.	Governing Law and Dispute Resolution

6.1

The formation of this Agreement and its validity, interpretation, performance and resolution of any dispute arising from this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2	All disputes arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through negotiations in good faith.

6.3

Any Party may submit any dispute arising from this Agreement to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with its arbitration rules and procedures then in effect. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the arbitration rules, with one arbitrator appointed by the claimant, one arbitrator by the respondent and the third arbitrator by the two appointed arbitrators after consultation or by the CIETAC. The arbitration shall proceed on confidential basis in Chinese. The arbitral award shall be final and binding upon all Parties.

6.4	During the arbitration, except the matters under dispute and pending arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

7.	Confidentiality

7.1

The Parties shall be obliged to keep confidential this Agreement and matters relating to this Agreement, and none of the Parties may disclose any matter relating hereto to a third party other than the Parties hereto without the written consent of the Other Parties, except for any disclosure:

(1) to the auditor, legal advisor and any other person engaged by it in the ordinary course of business, provided that such person shall be obliged to keep in confidence any information relating to this Agreement acquired by it during such engagement; and

(2) which could be otherwise accessible by the public, or is expressly required by law, regulation or relevant stock exchange authority.

8.	Miscellaneous

8.1	This Agreement shall become effective upon signature of all of the Parties.

8.2	The Parties may amend or modify this Agreement through negotiations. Any such amendment or modification shall be made in writing and become effective upon signature of all of the Parties.

8.3

If any provision hereof be held invalid or unenforceable, such provision shall be deemed to have never existed herein and have no effect upon validity of the remainder of this Agreement, and the Parties shall negotiate to provide for a new provision to the extent permissible by law to ensure that the intent of the original provision be realized to the maximum extent.

8.4

Unless otherwise provided herein, no failure or delay in exercising any right, power or privilege hereunder by a Party shall operate as its waiver of such right, power or privilege, nor shall single or partial exercise of such right, power or privilege preclude the exercise of any other right, power and privilege.

8.5	This Agreement is made in five originals with one thereof for each Party, and each of the originals shall be equally binding.

(No text below, Signatures to follow)

IN WITNESS WHEREOF, each Party has executed or caused this Termination Agreement of Current Control Contracts to be executed by its authorized representative on its behalf as of the date first written above with immediate effect.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Hailong Xiang
Name:
Title:	Legal Representative

Party B:

Beijing Perusal Technology Co., Ltd. (seal)

Signature:	/s/ Hailong Xiang
Name:
Title:	Legal Representative

Party C:

Zhixiang Liang

Signature:	/s/ Zhixiang Liang

Xiaodong Wang

Signature:	/s/ Xiaodong Wang

Party D:

Baidu, Inc.

Signature:	/s/ Yanhong Li
Name:
Title:	Director

Exhibit 1

List of Current Control Documents

No.	Document Name	Signed by	Signed on

1	Operating Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Beijing Perusal Technology Co., Ltd.; and Xiaodong Wang	May 3, 2016

2	Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Xiaodong Wang	March 31, 2018

3	Exclusive Equity Purchase and Transfer Option Agreement	Baidu, Inc.; Baidu Online Network Technology (Beijing) Co., Ltd.; Xiaodong Wang and Beijing Perusal Technology Co., Ltd.	March 31, 2018

4	Proxy Agreement	Baidu, Inc. and Xiaodong Wang	March 31, 2018

5	Amended and Restated Equity Pledge Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Xiaodong Wang	June 20, 2016

6	Power of Attorney	Xiaodong Wang	March 31, 2018

7	Equity Pledge Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Xiaodong Wang	June 20, 2016